PRESS RELEASE

DELTA OIL & GAS, INC.’S OFFER TO ACQUIRE
THE STALLION GROUP CLOSES SUCCESSFULLY

For Immediate Release

Vancouver, British Columbia (March 27, 2009) - Delta Oil & Gas, Inc. (OTCBB: DOIG) ("Delta Oil & Gas" or the "Company") is pleased to announce the successful acquisition of the offer to acquire the outstanding shares of The Stallion Group.

Delta Oil & Gas has accepted the following number and approximate percentage of common shares of The Stallion Group based on the outstanding shares today:

Number of Common	Percentage of Outstanding
Shares Tendered	Common Shares

58,635,139	80%

Delta Oil & Gas is pleased that shareholders of The Stallion Group have accepted the offer.  The Company will now move quickly to integrate The Stallion Group into its business.

Under this offer, Delta Oil & Gas offered 0.333333 of its common shares and $0.0008 in cash for each outstanding common share of The Stallion Group. The aggregate number of shares of Delta Oil & Gas common stock to be issued in the offer will be approximately 19,545,026, which will represent approximately 80% of our outstanding stock, following the transaction.  In connection with this offer, Delta will also pay approximately $46,908 in cash.

Cautionary Statements

This press release contains certain “forward-looking statements.”  Such forward-looking statements are often identified by words such as “intends”, “anticipates”, “believes”, “expects” and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, potential contractual arrangements, receipt of working capital, anticipated revenues and related expenditures.  Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007, under the caption “Risk Factors” and in other reports filed with the SEC.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulations, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, contact:

Greg Werbowski – 1.866.355.3644 – IR@deltaoilandgas.com	www.deltaoilandgas.com